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Exhibit 10.15

Share Purchase Agreement

between

        Mr. Brian Rüeger, Gartenstrasse 18, CH-8302 Kloten

        (hereinafter referred to as "Seller 1"),

        Mr. Christopher Tiensch, Neu Johanniterburg, CH-6276 Hohenrain

        (hereinafter referred to as "Seller 2"),

        Mr. Marc Woog, Mülibachstrasse 3, CH-8185 Winkel

        (hereinafter referred to as "Seller 3"),

        Mr. Bas Bastiaans, Bahnhofstrasse 16, CH-6300 Zug

        (hereinafter referred to as "Seller 4"),

        Mr. Michael Kussmaul, Nelkenstrasse 7, CH-5212 Hausen

        (hereinafter referred to as "Seller 5"),

        Mr. Thomas Knüsel, Giebelstrasse 13, CH-6037 Root

        (hereinafter referred to as "Seller 6"),

        Mr. Primo Amrein, Sunneblick 29, CH-6343 Rotkreuz

        (hereinafter referred to as "Seller 7"),

        Mr. Simon Barnes, Baarerstrasse 19, CH-6300 Zug

        (hereinafter referred to as "Seller 8"),

        Mr. Phil Doyle, Mitteldorstrasse 11, CH-6315 Oberaegeri

        (hereinafter referred to as "Seller 9"),

        Mr. Tobias Schlatter, Sandacherweg 19, CH-5235 Rüfenach

        (hereinafter referred to as "Seller 10"),

        Mr. Martin Wiederkehr, In Reben 2, CH-8800 Thalwil

        (hereinafter referred to as "Seller 11")

        Mrs. Dania Rüeger-Möri, Gartenstrasse 18, CH-8302 Kloten

        (hereinafter referred to as "Seller 12")
(Seller 1 to Seller 12 hereinafter collectively referred to as the "Sellers")

        bmd wireless AG, Zug, a corporation incorporated under the laws of Switzerland, having its main place of business at Baarerstrasse 63, CH-6300 Zug, and

        Intrado Inc. a Delaware corporation, having its main place of business at 1601 Dry Creek Drive, Longmont, CO 80503, U.S.A.

        (hereinafter referred to as the "Purchaser")

regarding the acquisition of all shares of bmd wireless AG

        WHEREAS,    the Company is a company limited by shares, with its registered seat in Zug, Switzerland, which engages in the development and distribution of software in the area of mobile telecommunication;

        WHEREAS,    together, the Sellers own 2'955 of all 3'000 registered shares of the Company, with a par value of CHF 100.—each, as allocated among the Sellers in accordance with Art. 2;

        WHEREAS,    the Company itself holds 45 registered shares;

        WHEREAS,    the Sellers intend to sell all shares of the Company owned by them to the Purchaser and the Purchaser intends to purchase such shares;

        NOW, THEREFORE,    the Sellers and the Purchaser have come to the following agreement:

ART. 1—DEFINITIONS

        The following terms have the following meaning:

        Affiliate shall mean any and all companies, in which the Purchaser directly or indirectly holds the majority of the capital or the voting rights or which are otherwise under the Purchaser's direct or indirect control (subsidiaries).

        Agreement shall mean this share purchase agreement between the Sellers, the Company and the Purchaser.

        Best Knowledge shall mean actual knowledge of the respective persons or legal entities.

        Closing shall mean the closing of the sale and purchase of the Shares in accordance with the terms of this Agreement.

        Closing Date shall mean the date and time as described in Section 4.2 of this Agreement.

        Company shall mean bmd wireless AG, a company incorporated under the laws of Switzerland, registered in the Commercial Register of the Canton of Zug under the no. CH-020.3.019.641-1, having its registered seat in Zug.

        Company Material Adverse Effect shall mean any material adverse change, event, circumstance or development in the sphere of the Company with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company or (ii) the ability of the Purchaser to operate the business of the Company immediately after the Closing. For the avoidance of doubt, the parties agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

        Customer Deliverables shall mean:

          (a)   the products that the Company (i) currently, markets, sells or licenses, or (ii) has marketed, sold or licensed within the previous three years, or (iii) currently plans to market, sell or license in the future; and

          (b)   the services that the Company (i) currently provides, or (ii) has provided within the previous three years, or (iii) currently plans to provide in the future.

        Damages shall mean any and all debts, obligations and other liabilities, diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement based on valid business or legal reasons, interest, court costs, costs of investigators, and reasonable fees and expenses of attorneys).

        FY 2004 shall mean the fiscal year ending December 31, 2004.

        Intellectual Property shall mean all:

          (a)   patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, design patent applications, registrations and applications for registrations, as far as applicable;

          (b)   trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof, as far as applicable;

          (c)   copyrights and registrations and applications for registration thereof, as far as applicable;

          (d)   mask works and registrations and applications for registration thereof, as far as applicable;

          (e)   computer software, data and documentation, as far as applicable;

          (f)    inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, as far as applicable;

          (g)   other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), as far as applicable; and

          (h)   copies and tangible embodiments thereof, as far as applicable.

        Internal Systems shall mean the internal systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

        Lease shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

        Long Stop Date shall mean February 29, 2004.

        Permits shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under any applicable environmental laws and those relating to the occupancy or use of leased real property).

        Principal Sellers shall mean Seller 1, Seller 2, and Seller 3 collectively.

        Purchase Price shall mean the aggregate price paid by Purchaser to the Sellers for the Shares in accordance with the terms of Section 3 of the Agreement.

        Securities Act shall mean the United States Securities Act of 1933, as amended.

        Shares means all 2'955 registered shares of the Company with a par value of CHF 100.—each, which are owned by the Sellers.

ART. 2—OBJECT OF SALE AND PURCHASE

        The Sellers hereby agree to sell to the Purchaser and the Purchaser agrees to buy from the Sellers the Shares, according to the following portions:

          (a)   Seller 1 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 1 his 895 registered shares of the Company;

          (b)   Seller 2 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 2 his 895 registered shares of the Company;

          (c)   Seller 3 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 3 his 804 registered shares of the Company;

          (d)   Seller 4 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 4 his 108 registered shares of the Company;

          (e)   Seller 5 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 5 his 94 registered shares of the Company;

          (f)    Seller 6 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 6 his 43 registered shares of the Company;

          (g)   Seller 7 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 7 his 35 registered shares of the Company;

          (h)   Seller 8 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 8 his 30 registered shares of the Company;

          (i)    Seller 9 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 9 his 13 registered shares of the Company;

          (j)    Seller 10 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 10 his 18 registered shares of the Company;

          (k)   Seller 11 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 11 his 10 registered shares of the Company; and

          (l)    Seller 12 agrees to sell to the Purchaser and the Purchaser agrees to buy from Seller 12 her 10 registered shares of the Company.

ART. 3—PURCHASE PRICE

3.1   Purchase Price for the Shares

        The Purchase Price for the Shares shall be composed of:

  •
  a cash portion of USD 3'999'998.—, payable in accordance with the terms set forth in Section 3.2. below (the "Cash Consideration");

  •
  a stock portion of 700'002 shares (the "Initial Stock Consideration") of Purchaser's common stock, par value $0.001 per share (the "Purchaser Shares"), issuable in accordance with the terms set forth in Section 3.2 below;

  •
  the repayment of debt of the Company to certain persons in the aggregate principal amount of CHF 319,677.05 as set forth in Section 4.4(c); and

  •
  a contingent earn-out portion in the form of additional Purchaser Shares, issuable in accordance with the terms set forth in Sections 3.3 and 3.4 below.

        Any payments to Sellers of cash or Purchaser Shares shall be allocated as follows:

            (i)  To Seller 1: 30.2876% of the respective portion of the Purchase Price;

           (ii)  To Seller 2: 30.2876% of the respective portion of the Purchase Price;

          (iii)  To Seller 3: 27.2081% of the respective portion of the Purchase Price;

          (iv)  To Seller 4: 3.6548% of the respective portion of the Purchase Price;

           (v)  To Seller 5: 3.1810% of the respective portion of the Purchase Price;

          (vi)  To Seller 6: 1.4552% of the respective portion of the Purchase Price;

         (vii)  To Seller 7: 1.1844% of the respective portion of the Purchase Price;

        (viii)  To Seller 8: 1.0152% of the respective portion of the Purchase Price;

          (ix)  To Seller 9: 0.4399% of the respective portion of the Purchase Price;

           (x)  To Seller 10: 0.6091% of the respective portion of the Purchase Price;

          (xi)  To Seller 11: 0.3384% of the respective portion of the Purchase Price; and

         (xii)  To Seller 12: 0.3384% of the respective portion of the Purchase Price.

3.2   Cash portion and stock portion

        (a)    Payment at Closing

        At Closing, the Purchaser shall (i) pay the Cash Consideration by wire transfer to the bank accounts of the Sellers as set forth in Exhibit 3.2(a) and (ii) shall issue an aggregate of 612,502 shares of the Initial Stock Consideration to the Sellers allocated as follows:

            (i)  to Seller 1: USD 1'211'506.—and 185'512 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 895 registered shares and confirmation of receipt of payment;

           (ii)  to Seller 2: USD 1'211'506.—and 185'512 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 895 registered shares and confirmation of receipt of payment;

          (iii)  to Seller 3: USD 1'088'325.—and 166'650 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 804 registered shares and confirmation of receipt of payment;

          (iv)  to Seller 4: USD 146'193.—and 22'386 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 108 registered shares and confirmation of receipt of payment;

           (v)  to Seller 5: USD 127'242.—and 19'484 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 94 registered shares and confirmation of receipt of payment;

          (vi)  to Seller 6: USD 58'206.—and 8'913 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 43 registered shares and confirmation of receipt of payment;

         (vii)  to Seller 7: USD 47'377.—and 7'255 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 35 registered shares and confirmation of receipt of payment;

        (viii)  to Seller 8: USD 40'609.—and 6'218 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 30 registered shares and confirmation of receipt of payment;

          (ix)  to Seller 9: USD 17'597.—and 2'695 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 13 registered shares and confirmation of receipt of payment;

           (x)  to Seller 10: USD 24'365.—and 3'731 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 18 registered shares and confirmation of receipt of payment;

          (xi)  to Seller 11: USD 13'536.—and 2'073 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 10 registered shares and confirmation of receipt of payment; and

         (xii)  to Seller 12: USD 13'536.—and 2'073 Purchaser Shares against delivery of a duly endorsed (in blank) share certificate of 10 registered shares and confirmation of receipt of payment.

        (b)    Restrictions

        Each certificate representing Purchaser Shares shall bear a legend substantially in the following form:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold, pledged or otherwise transferred (nor may the holder otherwise hedge its exposure with respect to the shares) except (a)(1) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (2) if they have been registered under the Securities Act or (3) if the Issuer has been furnished with an opinion of legal counsel, reasonably satisfactory to the Issuer, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act, and (b) in each case in accordance with all applicable securities laws of the United States."

        (c)    Escrow

        On the Closing Date, the Purchaser shall deliver to BDO Visura, Zurich (the "Escrow Agent") a certificate issued in the name of the Escrow Agent or its nominee representing 87'500 shares of the Initial Stock Consideration, (the "Escrow Shares") for the purpose of securing the indemnification obligations of the Sellers set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent according to an escrow agreement, which shall reflect the terms set forth in Exhibit 3.2(c) . The Escrow Shares shall be held as a trust fund during the Regular Warranty Period and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

3.3   Earn-out Payment FY 2004

        The Purchaser will pay to the Sellers an additional 0.02 Purchaser Shares for each U.S. Dollar of the Company's Qualifying FY 2004 Revenue during the period from January 1, 2004 to December 31, 2004 (the "Earn-out Contingency Period"), calculated in accordance with the method set forth in Section 3.4 below, up to a maximum of 200'000 shares (the "Earn-out Payment").

        During the Earn-out Contingency Period, the Purchaser agrees to allow the Company to operate substantially in accordance with the operational plan previously agreed by the Purchaser and the Sellers on January 6, 2004.

        Any earn-out achieved in the Earn-out Contingency Period shall be paid within five (5) days after the Purchaser files its Annual Report on Form 10-K for FY 2004 with the U.S. Securities and Exchange Commission ("SEC"), but in no event later than April 10, 2005 (unless, in case of an objection by a Seller pursuant to Section 3.4, the Accountants shall not yet have determined the Qualifying FY 2004 Revenue, in which case the earn-out shall be paid within five (5) days of such determination).

        An individual Seller's entitlement to the Earn-out Payment will be calculated on the basis of such Seller's allocation pursuant to Section 3.1 of this Agreement.

3.4.  Computation of Qualifying FY 2004 Revenue

        The Company's Qualifying FY 2004 Revenue shall be the sum of the following two components:

          (a)   Revenue recognized by the Company from January 1, 2004 to December 31, 2004, as determined in accordance with United States generally accepted accounting principles ("U.S. GAAP"); and

          (b)   (i) the monetary value ("Qualifying Contract Value") of each multi-year hosted service contract (or an amendment to an existing hosted service contract) entered on or before December 31, 2004, in which the Purchaser hosts the Company's products as a service ("Qualifying Contract"), as determined by the following formula: (Product License Fees) plus (Maintenance and Support Fees times years outstanding on the respective Qualifying Contract) [For examples of such calculation, see Exhibit 3.4(b)], less

             (ii)  any revenue recognized by the Company under Section 3.4(a) above that is attributable to such Qualifying Contracts.

          Furthermore, for the purpose of calculating the Contract Value and the Qualifying FY 2004 Revenue under this subsection 3.4, the following special rules shall apply:

              (i)  If a Qualifying Contract has been replaced by a new or amended Qualifying Contract on or before December 31, 2004, the Contract Value shall only be derived from the new or amended Qualifying Contract;

             (ii)  The number of years outstanding on a Qualifying Contract shall exclude any renewal period unless such renewal period begins on or before December 31, 2004; and

            (iii)  The procedure to calculate the Qualifying FY 2004 Revenue shall be as follows:

              (a)   By February 14, 2005, Purchaser shall deliver to the Principal Sellers, on behalf of the Sellers, its calculation of the Qualifying FY 2004 Revenue. If within 20 days following delivery of such calculation, no Principal Seller has given Purchaser notice of objection to such calculation (such notice must contain a statement of the basis of Principal Seller's objection), then such calculation of the Qualifying FY 2004 Revenue shall be binding and conclusive upon the parties. The Company and the Purchaser shall present to the Principal Sellers any material and information necessary to calculate the Qualifying FY 2004 Revenue.

              (b)   If any of the Principal Sellers gives notice of objection, then the Principal Sellers and the Purchaser and their advisors shall try to mutually agree on the Qualifying FY 2004 Revenue. If the parties are unable to come to such an agreement within 20 days upon receipt of Seller's notice of objection to the Purchaser, the parties shall retain Deloitte & Touche (the "Accountants") in order to finally determine the Qualifying FY 2004 Revenue in accordance with Section 3.4 of this Agreement. Each party is entitled and obligated to present to the Accountants any material and information relating to such determination.

              (c)   The Accountants shall act as independent experts ("Schiedsgutachter") pursuant to par. 258 of the Code of Civil Procedure of the Canton of Zurich, and the Qualifying FY 2004 Revenue determined by them will be binding and conclusive on the parties as provided for in par. 258 of the Code of Civil Procedure. Purchaser and Sellers will each bear 50% of the fees of the Accountants for such determination (the costs to be borne by the Sellers shall be allocated to each Seller on the basis of such Seller's percentage of the Purchase Price he or she is entitled to).

ART. 4—CLOSING

4.1.  Actions prior to Closing

        Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

        Subject to any constraints under applicable law, the Sellers shall procure that the Purchaser and its legal and financial advisers and auditors are given reasonable direct access to the management and auditors of the Company to the extent that is necessary or expedient for the Purchaser or its advisors and auditors for conducting the actions contemplated.

        The Company will not, without the prior written consent of the Purchaser, undertake any of the following actions from the signing of this Agreement until the Closing Date:

            (i)  any action which would materially interfere with the consummation of the transactions contemplated under this Agreement;

           (ii)  execute any contracts or enter into any negotiations with any third party that would materially inhibit or impair the consummation of the transactions contemplated under this Agreement;

          (iii)  except as contemplated by this Agreement, sell, encumber, acquire, license or transfer any assets or property other than purchases and sales of assets in the Ordinary Course of Business;

          (iv)  enter into any real estate leases or materially change the number of employees or their conditions of employment;

           (v)  make any material change, to the policies of the Company as in effect as of the date of this Agreement;

          (vi)  issue shares, non-voting shares, "Partizipationsscheine" or "Genussscheine" or convertible securities or similar rights in the Company or any options, warrants or rights to acquire any such shares or other securities;

         (vii)  other than in the Ordinary Course of Business create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

        (viii)  mortgage or pledge any of its property or assets or subject any such property or assets to any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company ("Security Interest");

          (ix)  discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

           (x)  amend its organizational documents;

          (xi)  change its accounting methods, principles or practices, other than the Company's change from Swiss GAAP to U.S. GAAP as of the beginning of the fiscal year 2004;

         (xii)  enter into, amend, or terminate any contract or agreement other than in the Ordinary Course of Business, or take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement to which the Company is a party;

        (xiii)  make or commit to make any capital expenditure in excess of CHF 50,000 per item or CHF 250,000 in the aggregate;

        (xiv)  institute or settle any action, suit, proceeding, claim, arbitration or investigation before any governmental entity or before any arbitrator;

         (xv)  take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company and/or the Sellers set forth in this Agreement becoming untrue or (ii) any of the conditions to the transactions set forth in Section 4.3 not being satisfied;

        (xvi)  declare, set aside or pay any dividend or other distributions or grants of any benefit to the Sellers or related persons;

       (xvii)  enter into a binding contract to license product to or otherwise support any third party that could directly compete with the Company or the Purchaser after the Closing; or

      (xviii)  agree in writing or otherwise to take any of the foregoing actions.

4.2   Closing Date

        The transaction described in this Agreement shall be closed on the date which is two business days after the satisfaction or waiver of all conditions or obligations (other than the actions at Closing pursuant to Section 4.4) of the parties hereto to consummate the transactions contemplated hereby or such other date and time as the parties may agree, but in no event later than the Long Stop Date, at the offices of Lenz & Staehelin, Bleicherweg 58, 8027 Zürich. The parties shall use their best efforts to close the transaction prior to February 29, 2004.

4.3   Conditions Precedent to Closing

          (a)   The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser) of the following conditions:

              (i)  Without regard to any materiality qualifier contained therein, the representations and warranties pursuant to Sections. 5.1 and 5.2 below shall, in all material respects, be true and accurate on the date of this Agreement and on the Closing Date, and each of the Sellers shall have performed or complied with all covenants and agreements made in this Agreement or pursuant hereto that are to be performed on or before the Closing Date.

             (ii)  No action shall be pending or threatened in writing and no judgment order, stipulation, injunction or decree of any court, administrative body or arbitration tribunal shall have been issued which (i) seeks to enjoin from, restrain or prohibit the transfer of the Shares to the Purchaser, (ii) would cause transactions contemplated by this Agreement to be rescinded following the consummation or (iii) would have, individually or in the aggregate, a Company Material Adverse Effect.

            (iii)  The Company shall have obtained any and all waivers, permits, notices, consents, approvals or other authorizations to the transaction contemplated in this Agreement as may be required, including but not limited to any regulatory approvals and consents required by any contracts to which the Company is a party; provided that the Purchaser acknowledges that the consents set forth on Exhibit 5.1(d) shall not be required prior to Closing.

            (iv)  The Purchaser shall have received (i) the Financial Statements (as defined below) and (ii) certified charter documents of the Company, certificates as to the incumbency of officers and the adoption of authorizing resolutions, and certificates of the Company's officers and of the Sellers and such other documents evidencing satisfaction of the conditions specified in this Section 4.3.

             (v)  Each Seller and certain of the employees of the Company designated by the Purchaser in Exhibit 4.4(e)(1) shall have executed an employment agreement (including a non-compete and a non-disclosure agreement) in the appropriate form (i.e., the executive form, the non-executive employee/shareholder form or the non-executive form) as attached hereto as Exhibit 4.4(e)(2).

            (vi)  Based on written resolutions of its board of directors, the Company shall have (i) issued the following 13 share certificates:

      •
      Share certificate No. 1, representing 895 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Brian Rüeger;

      •
      Share certificate No. 2, representing 895 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Christopher Tiensch;

      •
      Share certificate No. 3, representing 804 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Marc Woog;

      •
      Share certificate No. 4, representing 108 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Bas Bastiaans;

      •
      Share certificate No. 5, representing 94 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Michael Kussmaul;

      •
      Share certificate No. 6, representing 43 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Thomas Knüsel;

      •
      Share certificate No. 7, representing 35 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Primo Amrein;

      •
      Share certificate No. 8, representing 30 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Simon Barnes;

      •
      Share certificate No. 9, representing 13 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Phil Doyle;

      •
      Share certificate No. 10, representing 18 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Tobias Schlatter;

      •
      Share certificate No. 11, representing 10 registered shares with a par value of CHF 100.—each, issued in the name of Mr. Martin Wiederkehr;

      •
      Share certificate No. 12, representing 10 registered shares with a par value of CHF 100.—each, issued in the name of Mrs. Dania Rüeger-Möri;

      •
      Share certificate No. 13, representing 45 registered shares with a par value of CHF 100.—each, issued in the name of bmd wireless AG;

            (ii) approved the execution of this Agreement by the Company, (iii) consented, subject to the Closing taking place, to the transfer of the Shares from the Sellers to the Purchaser and (iv) subject to the Closing taking place, resolved the registration of the Purchaser as the sole owner of the Shares in the share register of the Company.

           (vii)  Each of Messrs. Tiensch, Woog and Rüeger shall have executed a lock-up agreement in substantially the form attached hereto as Exhibit 4.4(g).

          (viii)  Prior to the Closing, the board of directors of Company shall take any and all actions necessary to terminate all of the Company's equity compensation plans.

            (ix)  The Sellers shall have executed the Escrow Agreement which reflects the terms set forth in Exhibit 3.2(c) of this Agreement.

             (x)  The Sellers shall have executed a Registration Rights Agreement in the form attached hereto as Exhibit 4.4(f).

            (xi)  The Company shall have executed a Data Protection Agreement in the form attached hereto as Exhibit 4.4(h).

          (b)   The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers) of the following conditions:

              (i)  Without regard to any materiality qualifier contained therein, the representations and warranties pursuant to Section 5.3 below shall, in all material respects, be true and accurate on the date of this Agreement and on the Closing Date, and the Purchaser shall have performed or complied with all covenants and agreements made in this Agreement or pursuant hereto that are to be performed on or before the Closing Date.

             (ii)  The Purchaser shall have executed the Escrow Agreement which reflects the terms set forth in Exhibit 3.2(c) of this Agreement.

            (iii)  The Purchaser shall have executed a Registration Rights Agreement in the form attached hereto as Exhibit 4.4(f).

4.4   Actions at Closing

          (a)   On the Closing Date, the Sellers shall deliver to the Purchaser the following:

              (i)  Seller 1: The duly endorsed (in blank) share certificate No. 1 representing 895 registered shares, free and clear of any liens, encumbrances and third party rights;

             (ii)  Seller 2: The duly endorsed (in blank) share certificate No. 2 representing 895 registered shares, free and clear of any liens, encumbrances and third party rights;

            (iii)  Seller 3:The duly endorsed (in blank) share certificate No. 3 representing 804 registered shares, free and clear of any liens, encumbrances and third party rights;

            (iv)  Seller 4: The duly endorsed (in blank) share certificate No. 4 representing 108 registered shares, free and clear of any liens, encumbrances and third party rights;

             (v)  Seller 5: The duly endorsed (in blank) share certificate No. 5 representing 94 registered shares, free and clear of any liens, encumbrances and third party rights;

            (vi)  Seller 6: The duly endorsed (in blank) share certificate No. 6 representing 43 registered shares, free and clear of any liens, encumbrances and third party rights;

           (vii)  Seller 7: The duly endorsed (in blank) share certificate No. 7 representing 35 registered shares, free and clear of any liens, encumbrances and third party rights;

          (viii)  Seller 8: The duly endorsed (in blank) share certificate No. 8 representing 30 registered shares, free and clear of any liens, encumbrances and third party rights;

            (ix)  Seller 9: The duly endorsed (in blank) share certificate No. 9 representing 13 registered shares, free and clear of any liens, encumbrances and third party rights;

             (x)  Seller 10: The duly endorsed (in blank) share certificate No. 10 representing 18 registered shares, free and clear of any liens, encumbrances and third party rights;

            (xi)  Seller 11: The duly endorsed (in blank) share certificate No. 11 representing 10 registered shares, free and clear of any liens, encumbrances and third party rights; and

           (xii)  Seller 12: The duly endorsed (in blank) share certificate No. 12 representing 10 registered shares, free and clear of any liens, encumbrances and third party rights;

  against payment by the Purchaser of the Cash Consideration and of the issuance by Purchaser of the Initial Stock Consideration as set forth in Sections 3.2(a) and 3.2(c) above, and the repayment of the loans of the Company pursuant to Section 4.4(c).

          (b)   On the Closing Date, the Sellers shall further deliver to the Purchaser the following documents:

              (i)  a duly executed, unanimous written resolution of the board of directors of the Company regarding the issuance of the share certificates to be transferred to the Purchaser pursuant to Section 4.4(a) above, in the form as attached hereto as Exhibit 4.4(b)(i);

             (ii)  a duly executed, unanimous written resolution of the board of directors of the Company, consenting (i) to the execution of this Agreement by the Company; (ii) subject to the Closing taking place, to the transfer of the Shares from the Sellers to the Purchaser and (iii) subject to the Closing taking place, to the registration of the Purchaser as the sole owner of the Shares in the share register of the Company, in the form as attached hereto as Exhibit 4.4(b)(ii);

            (iii)  if so requested by the Purchaser, a letter of resignation of the Seller 1, Seller 2 and/or Seller 3, in the form as attached hereto as Exhibit 4.4(b)(iii);

  against payment by the Purchaser of the Cash Consideration, the issuance by Purchaser of the Initial Stock Consideration as set forth in Sections 3.2(a) and 3.2(c) above, and the repayment of the loans of the Company pursuant to Section 4.4(c).

          (c)   On the Closing Date, the Purchaser shall pay on behalf and on the account of the Company by wire transfer the following amounts in order to settle the following outstanding loans of the Company from

              (i)  Seller 1, a shareholder's loan in the amount of CHF 104,456.84—(including interest), against a duly executed confirmation of receipt, in the form as attached hereto as Exhibit 4.4(c)(i);

             (ii)  Seller 2, a shareholder's loan in the amount of CHF 46,223.50—(including interest), against a duly executed confirmation of receipt, in the form as attached hereto as Exhibit 4.4(c)(ii);

            (iii)  Seller 3, a shareholder's loan in the amount of CHF 104,920.10—(including interest), against a duly executed confirmation of receipt, in the form as attached hereto as Exhibit 4.4(c)(iii);

            (iv)  Seller 12, an employee's loan in the amount of CHF 64,076.61—(including interest), against a duly executed confirmation of receipt, in the form as attached hereto as Exhibit 4.4(c)(iv).

          (d)   On the Closing Date, the Purchaser and the Sellers shall execute an Escrow Agreement regarding the placement of the Escrow Shares with an Escrow Agent, which reflects the terms set forth in Exhibit 3.2(b) of this Agreement.

          (e)   On the Closing Date, the Purchaser and each of the Sellers and certain of the employees of the Company designated by the Purchaser in Exhibit 4.4(e)(1) shall execute an employment agreement (including a non-compete and a non-disclosure agreement) in the appropriate form (i.e., the executive form, the non-executive employee/shareholder form or the non-executive form) as attached hereto as Exhibit 4.4(e)(2).

          (f)    On the Closing Date, the Purchaser and the Sellers shall execute a Registration Rights Agreement which provides for certain arrangements with respect to the registration of the Purchaser Shares under the Securities Act in the form attached hereto as Exhibit 4.4(f).

          (g)   On the Closing Date, each of Messrs. Tiensch, Woog and Rüeger shall execute a lock-up agreement in substantially the form attached hereto as Exhibit 4.4(g).

          (h)   On the Closing Date, the Purchaser and the Company shall execute a Data Protection Agreement in the form attached hereto as Exhibit 4.4(h).

4.5.  Right to Rescind

        The Principal Sellers, collectively, and the Purchaser may terminate this Agreement prior to the Closing, as provided below:

          (a)   The Principal Sellers, collectively, and the Purchaser may terminate this Agreement by mutual written consent;

          (b)   The Purchaser may terminate this Agreement by giving written notice to the Sellers if the Closing shall not have occurred on or before the Long Stop Date by reason of the failure of any condition precedent under Section 4.3 (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant contained in this Agreement); or

          (c)   The Principal Sellers collectively may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before the Long Stop Date by reason of the failure of any condition precedent under Section 4.3 (unless the failure results primarily from a breach by the Sellers of any representation, warranty or covenant contained in this Agreement).

        If any party terminates this Agreement pursuant to Section 4.5, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party for wilful breaches of this Agreement).

4.6   Risk and Benefit

        Risk and benefit of the Shares shall pass from the Sellers to the Purchaser upon delivery of the Sellers' respective Share Certificates.

ART. 5—REPRESENTATIONS AND WARRANTIES

5.1   Of the Principal Sellers and the Company

        Each of the Principal Sellers and the Company represents and warrants to the Purchaser that the statements contained in this Section 5.1 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing:

          (a)    Organization and Qualification.    The Company is duly organized and validly existing under the laws of Switzerland and has full right and authority to own and to operate its properties and to engage in the business in which it is engaged. The Company has furnished to the Purchaser complete and accurate copies of its organizational documents and the Company is not in default under or in violation of any provisions of its organizational documents.

          (b)    Authority.    The execution and delivery by the Principal Sellers and the Company of this Agreement and, the consummation by the Principal Sellers and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Principal Sellers and the Company and constitutes a valid and binding obligation of the Principal Sellers and the Company, enforceable against the Principal Sellers and the Company in accordance with its terms.

          (c)    Ownership.    All of the Shares were issued by the Company in compliance with all applicable laws. Other than the 45 Shares held by the Company, the Shares held by the Sellers listed in Art. 2 of this Agreement are the only outstanding shares of the Company's stock, and no other shares of the Company's stock are owned by any other person or entity. There are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the Shares or other securities of the Company. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

          (d)    Noncontravention.    Except as set forth in Exhibit 5.1(d), neither the execution and delivery by the Sellers or the Company of this Agreement, nor the consummation by the Sellers or the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the organizational documents of the Company, (b) require on the part of the Sellers or the Company any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Principal Sellers and the Company or any of its respective properties or assets. Exhibit 5.1(d) attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

          (e)    Financial Statements.    Exhibit 5.1(e) contains the audited balance sheet and the profit and loss statement of the Company as of December 31, 2001 and 2002 and the audited balance sheet (the "Most Recent Balance Sheet") and profit and loss statement as of December 31, 2003 (the "Most Recent Balance Sheet Date") (collectively, the "Financial Statements"). The Financial Statements of the Company have been prepared in accordance with generally accepted Swiss accounting principles ("Swiss GAAP"), consistently applied throughout the periods covered thereby, and fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

          (f)    Ownership of Assets.    The Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company free and clear of all Security Interests, except for those that are reflected in the Financial Statements. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

          (g)    Books and Records.    The Company is in possession of all books and records as required by Art. 962 of the Swiss Code of Obligations. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Exhibit 5.1(g) contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

          (h)    Undisclosed Liabilities.    To the Best Knowledge of the Company and the Principal Sellers, the Company has no liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due), which is not accrued, reserved against or disclosed in the Most Recent Balance Sheet, other than liabilities incurred in the Ordinary Course of Business consistent with past practice, since the Most Recent Balance Sheet Date.

          (i)    No Material Adverse Changes.    In the period between January 1, 2003 and the Closing Date, the Company has conducted its business in the ordinary course and has not made any unusual contracts, contract changes or commitments, has not sold, assigned or transferred any tangible or intangible assets other than in the Ordinary Course of Business, and has not incurred any further loans or indebtedness other than reflected in the Financial Statements, except as set forth in Exhibit 5.1(i). Since the Most Recent Balance Sheet Date, (i) to the Principal Sellers' or the Company's Best Knowledge, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (ii) the Company has not taken any of the actions set forth in Section 4.1.

          (j)    Permits and Authorizations.    Exhibit 5.1(j) sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company is in compliance with the terms of each such Permit; and, to the Best Knowledge of the Company or the Principal Sellers, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

          (k)    Claims and Litigation.    There are no actions or suits pending or, to the Best Knowledge of the Principal Sellers or the Company's, threatened against the Company either in court or before any administrative board, agency or commission.

          (l)    Taxes/Public Charges.    The Company has timely filed all tax returns, tax forms and forms regarding other public charges or social security contributions that are legally required to be filed (including those for indirect taxes and levies including VAT) and has paid all due taxes, public charges and social security contributions. Except as set forth in Exhibit 5.1(l), neither the Company nor the Principal Sellers are aware of any circumstances, which may result in the Company's liability for social security contributions; in particular, except as set forth in Exhibit 5.1(l), the Company has paid all such social security contributions on deferred salary payments and respective employee loans to the Company, consulting fees (if applicable), fringe benefits to employees such as contributions to the employees' health insurance and grant of shares to employees. All taxes, public charges or social security contributions shown to be due on the respective filing, assessment or invoice have been paid or properly provisioned for in the Financial Statements. There is no further liability for any such taxes, public charges or social security contributions arising out of or in connection with events or periods up to and including the Closing Date and no interest, fines or penalties have accrued or are accruing with respect thereto. The Company has always given complete and accurate information to the relevant tax authorities or social security authorities and has not made any payments or grants, in particular of shares, to any of the Sellers, or persons related to the Sellers or its employees or consultants, which could cause any non-provisioned tax or social security liabilities. No tax authority or social security authority or agency is now asserting, or to the Principal Sellers' Best Knowledge, threatening to assert against the Company any deficiency or claim for taxes or social security contributions, or interest thereon, or penalties in connection therewith, and in particular there are no circumstances, which to the Best Knowledge of the Principal Sellers' or the Company could lead to a reassessment of any taxes or social security assessments by any tax or social security authority or agency.

          (m)    Agreements with Third Parties.    The Company is not in any default under any agreements to which it is a party. Neither the execution of this Agreement nor the consummation of the transaction contemplated in this Agreement will terminate any agreements to which the Company is a party. All agreements to which the Company is a party are valid, binding and enforceable according to their terms and are in full force and effect.

          (n)    Compliance with Laws.    The Company is currently conducting, and has, to the Best Knowledge of the Company and the Principal Sellers, at all times since the date of its incorporation conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any government entity in Switzerland or other jurisdiction where it conducts business, or any court, arbitration tribunal, administrative agency, or commission or other governmental or regulatory authority or agency ("Governmental Entity"), except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

          (o)    Company's Intellectual Property.

    •
    Exhibit 5.1(o) lists (i) each patent, patent application, copyrighted work, copyright registration or application therefore (as far as applicable), design, mask work registration or application therefore (as far as applicable), trademark, service mark and domain name registration or application therefor of the Company and (ii) each Customer Deliverable of the Company. All Intellectual Property listed in Exhibit 5.1(o) is exclusively owned by the Company and is not subject to any third party rights, pledges, liens, charges or encumbrances, except for the licenses identified on Exhibit 5.1(o) regarding the respective item of Intellectual Property. In particular, the Company has good and valid title to any and all Intellectual Property, which has been created by ELMRO SRL, Craiova (Romania) under the consulting, service or other agreement with the Company, free and clear of any third party rights, pledges, liens, charges or encumbrances.

    •
    The Company owns or has the right to use all Intellectual Property necessary (i) to use, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Each item of the Company's Intellectual Property will be owned or available for use by the Company and the Purchaser immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights (except where licensed in connection with the Customer Deliverables) to any of the Company's Intellectual Property and, to the Best Knowledge of the Company or the Principal Sellers, no other person or entity is infringing, violating or misappropriating any of the Company's Intellectual Property.

    •
    To the Best Knowledge of the Principal Sellers or the Company, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the Best Knowledge of the Principal Sellers or the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Exhibit 5.1(o)(1) lists (as far as applicable) any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Purchaser complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Purchaser complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company or the Principal Sellers concerning any Intellectual Property.

    •
    Exhibit 5.1(o)(1) identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Intellectual Property of the Company. Except as described in Exhibit 5.1(o)(1), the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

    •
    Exhibit 5.1(o)(2) identifies each item of Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

    •
    The Company has not disclosed the source code for the software owned by the Company ("Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Exhibit 5.1(o)(3), and the Company has taken reasonable measure to prevent disclosure of such source code.

    •
    All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

    •
    To the Best Knowledge of the Principal Sellers or the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

          (p)    Product liability.    There are no product liability claims pending or, to the Best Knowledge of the Principal Sellers' or the Company's Best Knowledge, threatened against the Company.

          (q)    Financial Standing.    The Company is not subject to any bankruptcy or insolvency proceedings, and no order has been made and no resolution has been passed for the winding-up of the Company or for a provisional liquidator ("Nachlassverfahren", "Nachlassstundung") to be appointed in respect of the Company and no petition has been presented for any of these proceedings relating to any of the Company or the Principal Sellers.

          (r)    Pensions and Benefit Plans.    Exhibit 5.1(r) contains the statute and the regulations of the Company's pension plan (the "Pension Plan"). The Company's Pension Plan complies with applicable laws. Except for the Pension Plan, there are no other plans, benefit plans or similar pension, health or welfare commitments of the Company made to any person. Except as set forth in Exhibit 5.1(r), the Company has made all contributions to the Pension Plan as required by applicable law and the Pension Plans regulations. The Pension Plan is fully funded and, to the Best Knowledge of the Company and the Principal Sellers, the Company currently has no obligation to cover any funding deficiencies or additional benefits under the Pension Plan by way of additional contribution. All premiums due to be paid to the Pension Plan have been paid when due or adequately provisioned for in the financial statements of the Company. The Pension Plan has no claims against the Company other than for the current ordinary contributions and as set forth in the Pension Plan. No commitment exists and no decision has been made with respect to the Employer Contribution Reserve (Arbeitgeberbeitragsreserve) and any other unallocated reserves.

          (s)    Information Technology.    Except as disclosed in Exhibit 5.1(s), the computer systems, software and other information technology equipment used by the Company are owned or licensed by the Company and enable the Company to conduct its business as it is currently conducted.

          (t)    Insurances.    The Company holds all insurances which are either required or customary according to industry standards in order to protect the Company's directors, employees, operations, services, products and assets against customary risks (health, property damage (incl. elementary damage), loss, theft, product liability, business interruption, environmental, etc.). The Company does not hold any D&O insurance. Such insurance policies are in full force and effect. All premiums due and payable under all such policies have been paid and the Company is not liable for any retroactive premiums or similar payments. The Company is not in breach of any of the terms of any such insurance policies. To the Best Knowledge of the Principal Sellers or the Company, there is no threatened termination of, or premium increase with respect to any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

          (u)    Employment.    The Company's employment agreements with all of its employees are in full force and effect. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the

  Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Except for the equity compensation plan to be terminated prior to the Closing, there is no bonus or similar scheme (whether in writing or not) and there are no material deviations from the employment agreements with the employees. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Company's or the Principal Sellers' Best Knowledge, there is no organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

          (v)    Disclosed Information and Documents.    No representation or warranty by the Company or the Sellers contained in this Agreement, and no statement contained in any exhibit or other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or the Sellers pursuant to this Agreement or pursuant to a written due diligence request by Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Principal Sellers are not aware of any information, not disclosed by the Sellers, which Principal Sellers in good faith believe to be material for a reasonable and careful purchaser to carry out its due diligence of the Company in connection with the transaction contemplated under this Agreement.

          (w)    Real Property Leases.    Exhibit 5.1(w) lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Purchaser complete and accurate copies of the Leases. With respect to each Lease:

    •
    such Lease is legal, valid, binding, enforceable and in full force and effect;

    •
    such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

    •
    neither the Company nor, to the Best Knowledge of the Company or the Principal Sellers, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Best Knowledge of the Company or the Principal Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Best Knowledge of the Company or the Principal Sellers, any other party under such Lease;

    •
    there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

    •
    the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    •
    to the Best Knowledge of the Company or the Principal Sellers, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

    •
    the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

          (x)    Brokers.    No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company, the Sellers or any of its affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except

  White Hawk Associates, LLC, whose fees and expense shall be paid by the Purchaser. The Company has delivered to Purchaser a complete and accurate copy of all agreements pursuant to which White Hawk Associates, LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

          (y)    Accounts Receivable.    All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which they first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of CHF 20,000 is subject to any contest, claim or setoff by such account debtor.

5.2   Of the Sellers

        Each Seller represents and warrants that the statements contained in Section 5.2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

          (a)    Ownership.    He or she is the sole owner of his or her respective Shares as set forth in Art. 2 of this Agreement, in which he or she has good and valid title, free and clear of any third party rights, pledges, liens, encumbrances, options, charges, covenants, conditions, restrictions, voting trust arrangements, adverse claims or rights whatsoever.

          (b)    Authority.    He or she, individually, has full power and authority to enter into this Agreement and to transfer, convey and to sell to the Purchaser at the Closing the Shares to be sold by such Seller hereunder and upon the consummation of the purchase contemplated hereby, the Purchaser will acquire from such Seller good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

          (c)    Regulation S.    He or she (i) understands that the Purchaser Shares to be issued by the Purchaser pursuant to this Agreement have not been and will not be registered under the Securities Act, (ii) is not a person in the United States and is outside the United States within the meaning of Rule 902(h) of Regulation S promulgated under the Securities Act, and (iii) is acquiring the shares for his or her own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

          (d)   He or she is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Seller or the transfer, conveyance and sale of the Shares to be sold by such Seller to the Purchaser pursuant to the terms hereof.

5.3.  Of the Purchaser

        The Purchaser represents and warrants that the statements contained in this Section 5.3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

          (a)    Organization and Qualification.    The Purchaser is duly organized and validly existing under the laws of the State of Delaware: and has the full right and authority to own and to operate its properties and to engage in the business in which it is engaged.

          (b)    Capitalization.    The authorized capital stock of the Purchaser consists of 50,000,000 shares of common stock, par value $.001 per share (the "Purchaser Common Stock"), of which, as of December 31, 2003, 16,164,007 shares were issued and outstanding, and 15,000,000 shares of preferred stock, $.001 par value per share (the "Purchaser Preferred Stock" and, together with the Purchaser Common Stock, the "Purchaser Capital Stock"), of which 9,104 shares were issued and outstanding as of December 31, 2003. All issued and outstanding shares of the Purchaser Capital Stock are duly authorized, validly issued, fully paid and non-assessable. As of January 28, 2003, there were outstanding options to purchase 3,030,666 shares of Purchaser Common Stock and warrants to purchase 15,720 shares of Purchaser Common Stock.

          (c)    Noncontravention.    Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby, will (a) conflict with or violate any provision of the organizational documents of the Purchaser, (b) require on the part of the Purchaser any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, (c) result in a violation of, default under or give rise to any right of termination, cancellation or acceleration under, any terms, conditions or provisions of any agreement, mortgage or instrument to which the Purchaser or any of its property is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its respective properties or assets.

          (d)    Authority.    The execution and delivery by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

          (e)    Reports and Financial Statements.    Purchaser has previously furnished or made available to Sellers complete and accurate copies, as amended or supplemented, of (a) its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC and (b) all other reports filed by Purchaser under Section 13 or subsections (a) or (c) of Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the SEC since March 25, 2003 (such reports are collectively referred to herein as the "Purchaser Reports"). The Purchaser Reports constitute all of the documents required to be filed by Purchaser under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from March 25, 2003 through the date of this Agreement. The Purchaser Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Purchaser included in the Purchaser Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis through the periods covered thereby (except as may be indicated therein or in the notes thereto), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Purchaser as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Purchaser. The Purchaser has no knowledge of any material liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due), which is not accrued, reserved against or disclosed in the financial statements included in the Purchaser Reports, other than liabilities incurred in the ordinary course of business.

          (f)    Taxes/Public Charges.    The Purchaser has timely filed all tax returns, tax forms and forms regarding other public charges or social security contributions that are legally required to be filed and has paid all due taxes, public charges and social security contributions. All taxes, public charges or social security contributions shown to be due on the respective filing, assessment or invoice have been paid or properly provisioned for in the financial statements. There is no further liability for any such taxes, public charges or social security contributions arising out of or in connection with events or periods up to and including the Closing Date and no interest, fines or penalties have accrued or are accruing with respect thereto. The Purchaser has always given complete and accurate information to the relevant tax authorities or social security authorities. No tax authority or social security authority or agency is now asserting, or to the Purchaser's best knowledge, threatening to assert against the Purchaser any deficiency or claim for taxes or social security contributions, or interest thereon, or penalties in connection therewith, and in particular there are no circumstances, which to Purchaser's best knowledge could lead to a reassessment of any taxes or social security assessments by any tax or social security authority or agency.

          (g)    Material Adverse Change.    In the period between the date of the most recently filed Purchaser Report and the Closing Date, Purchaser has conducted and operated its business in the ordinary course and such business has not suffered any change no otherwise disclosed to the Principal Sellers that would constitute a material adverse change, event, circumstance or development with respect to, or a material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Purchaser. The Purchaser, after reasonable investigation, is not aware of any facts or circumstances not disclosed in the Purchaser Reports or otherwise disclosed to the Principal Sellers which at the present time or with the passage of time, or upon the happening of one or more known events, contingent or otherwise, could reasonably be expected to have a material adverse effect on the Purchaser and its subsidiaries or their respective properties, business or financial condition, in each case taken as a whole; provided that the representation and warranty contained in this sentence shall survive only for sixty (60) days after the Purchaser shall have filed its annual report on Form 10-K for the fiscal year ended December 31, 2003.

          (h)    Form S-3 Eligibility.    The Purchaser is eligible to register the Shares under a registration statement on Form S-3 on behalf of the Sellers, and the Purchaser, after reasonable investigation, is not aware of any fact or circumstances which at the present time or with the passage of time, or upon the happening of one or more known events, contingent or otherwise, would result in the Purchaser ceasing to be eligible to effect such registration of the Shares under a registration statement on Form S-3.

          (i)    Continuity of Business.    Purchaser has no plan or intention: (i) to liquidate Company; (ii) to merge Company with or into another corporation including Parent or any of its affiliates; (iii) to sell, distribute or otherwise dispose of stock of Company, or cause Company to sell or otherwise dispose of stock of Company; or (iv) to cause Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or for payment of expenses incurred by Company pursuant to this Agreement. Purchaser will cause Company to either continue the historic business of Company or use a significant portion of Company's historic business assets in a business following the transactions contemplated by this Agreement.

          (j)    Brokers and Finders.    Subject to Section 5.1(x), neither the Purchaser, nor any of the Purchaser's officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

          (k)    Compliance with Laws.    The Purchaser is currently conducting, and has, to the Best Knowledge of the Purchaser, at all times since the date of its incorporation conducted its business in compliance with each applicable law (including rules and regulations thereunder) of any Governmental Entity in the U.S. or other jurisdictions where it conducts business, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect. The Purchaser has not received any notice or communication for any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

ART. 6—REMEDIES

6.1.  Term of Warranties and Representations

        Unless otherwise set forth in this Agreement, claims based on the violation of the representations and warranties set forth in Section 5 of this Agreement shall not be time barred until thirteen (13) months after the Closing Date ("Regular Warranty Period").

        Purchaser claims based on a violation of Sections 5.1(a), (b) and (c) and Sections 5.2(a) and (b) shall not be time barred until ten (10) years after the Closing Date, and Sellers claims based on a violation of Sections 5.3(a), (b) and (d) shall not be time barred until ten (10) years after the Closing Date.

        Purchaser claims based on Section 5.1(l) and (r) shall be time barred 6 months after the expiration of the relevant statute of limitations, and Sellers claims based on Section 5.3(f) shall be time barred 6 months after the expiration of the relevant statute of limitations.

6.2.  Remedies

        Except with respect to claims based on fraud and for other remedies expressly provided for herein, the indemnification provided in Section 7 shall be the sole and exclusive remedy available to Purchaser and the Sellers after the date of this Agreement for any breach of any of the representations or warranties, covenants or agreements contained herein.

        In particular and except for claims based on fraud, as a consequence of a breach of the representations and warranties contained herein, neither any Seller nor the Purchaser and/or the Company shall be entitled to rescind the transactions pursuant to this Agreement or challenge the validity of the transactions pursuant to this Agreement, whether based on an error on the basis ("Grundlagenirrtum") or otherwise, or bring any other action against the representing party other than an action for indemnification pursuant to Section 7 of this Agreement.

ART. 7—INDEMNIFICATION

7.1   Indemnification by the Sellers

        The Sellers shall hold harmless and indemnify the Purchaser or, at the sole discretion of the Purchaser, the Company, pro rata to their holdings of Shares, for

          (a)   any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company and/or the Sellers contained in this Agreement or any other agreement or instrument furnished by the Company and/or the Sellers to the Purchaser pursuant to this Agreement (the "Breach" or the "Seller Breach");

          (b)   any failure to perform any covenant or agreement of the Company and/or the Sellers contained in this Agreement or any agreement or instrument furnished by the Company to the Purchaser pursuant to this Agreement;

          (c)   any claim by a shareholder or former shareholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any security of the Company; (ii) any rights of a shareholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the organizational documents of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or

          (d)   any claims of present or former employees of the Company to compensation any mandatory holiday entitlements, which (i) have accrued prior to the Closing Date, (ii) are not listed in Exhibit 7.1(e) and (iii) have not been consummated by the respective employee before the end of his employment with the Company;

in accordance with the terms of this Agreement.

        A Seller Breach or the failure to perform any covenant or agreement of the Company and/or the Sellers contained in this Agreement resulting in an indemnification claim of less than CHF 50,000 shall not be indemnified.

7.2   Indemnification by Purchaser

        Purchaser shall hold harmless and indemnify the Sellers for any

          (a)   any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Purchaser contained in this Agreement or any other agreement or instrument furnished by the Purchaser to the Sellers pursuant to this Agreement (the "Breach" or the "Purchaser Breach"); or

          (b)   any failure to perform any covenant or agreement of the Purchaser contained in this Agreement or any agreement or instrument furnished by the Purchaser to the Sellers pursuant to this Agreement;

in accordance with the terms of this Agreement.

        A Purchaser Breach or the failure to perform any covenant or agreement of the Purchaser contained in this Agreement resulting in an indemnification claim of less than CHF 50,000 shall not be indemnified.

7.3   Indemnification Claims

        (a)   Neither Purchaser nor the Sellers are bound by the statutory examination or notice requirements (Art. 201 of the Swiss Code of Obligations). Notwithstanding the above, the party seeking indemnification pursuant to this Section 7 (the "Indemnified Party") shall use best efforts to notify the party against whom indemnification is sought (the "Indemnifying Party") in writing, providing reasonably detailed information on the alleged breach and the alleged loss resulting from such alleged breach (the "Claim Notice") within ninety (90) working days after it has become aware of a claim for which it is entitled to seek indemnification under this Art. 7. Notice to all of the Principal Sellers is deemed notice to all Sellers in terms of this Art. 7. If the Purchaser is seeking to enforce a Regular Indemnification Claim, it shall deliver a copy of the Claim Notice to the Escrow Agent.

        (b)   Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response containing the information provided for in this section (a "Response"), in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (the "Claimed Amount") (in which case, the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount by check or wire transfer; provided that if the Purchaser has to enforce such claim pursuant to the Escrow Agreement, the Sellers and the Purchaser shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Purchaser such number of Escrow Shares as have an aggregate Value equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case, the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount by check or wire transfer; provided that if the Purchaser has to enforce such claim pursuant to the Escrow Agreement, the Sellers and the Purchaser shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Purchaser such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. For purposes of this Art. 7.3, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Purchaser common stock on the NASDAQ National Market (or, if the Purchaser Common Stock is not listed on the NASDAQ National Market, such other domestic securities exchange on which the Purchaser Common Stock is then listed) over the five consecutive trading days ending two trading days before such Escrow Shares are distributed by the Escrow Agent to the Purchaser as provided above. If the Purchaser Common Stock is neither listed on the NASDAQ National Market nor any other domestic securities exchange, but quoted in the over-the-counter market, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the closing sale prices (or, if the Purchaser Common Stock is not actively traded in the over-the-counter market, the average of the daily averages of the highest bid and lowest asked prices) during the five trading day period, as reported on the NASDAQ Bulletin Board or the Pink Sheets, as applicable (or any successor thereto). If the Purchaser Common Stock is not so listed or quoted, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the fair market value thereof, as mutually determined by the board of directors of Purchaser and the Principal Sellers; provided that if the board of directors of the Purchaser and the Principal Sellers are unable to reach agreement within ten (10) days, then as determined by an independent investment banker hired and paid by the Purchaser, but reasonably acceptable to the Principal Sellers. In each case, the determination of "Value" of any Escrow Shares shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Purchaser Common Stock prior to the distribution of the Escrow Shares.

        (c)   If the Indemnifying Party disputes its liability for all or part of the Claimed Amount (a "Dispute"), the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, or the Indemnifying Party fails to deliver a Response within the time limits set forth in Section 7.3(b), the Indemnified Party and the Indemnifying Party shall submit the Dispute to binding arbitration within a 30-day period. If the Purchaser has to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Sellers and the Purchaser shall deliver to the Escrow Agent, promptly following the resolution of the Dispute, a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Purchaser (which notice shall be consistent with the terms of the resolution of the Dispute).

7.4   Survival

        If the Indemnified Party delivers to the Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages for which it would be entitled to indemnification under Art. 7 (an "Expected Claim Notice") based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice; provided, however, that the Indemnified Party proceeds with its claim within the time limits set forth in this Art. 7. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Purchaser has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Release Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Sellers and the Purchaser shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Sellers in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Art. 7 shall not be affected by any waiver by the Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.5   Limitations

        (a)   Except for the Sellers indemnification obligations for breaches of the representations and warranties set forth in Sections 5.1(c) and 5.2(a) and for claims pursuant to Section 7.1(c) of this Agreement (the "Excluded Obligations"), under no circumstances shall the maximum aggregate amount of each Seller's liability for any and all Breaches and any and all failures to perform any covenant or agreement contained in this Agreement exceed the amount calculated as follows: Escrow Share Value times the number of Escrow Shares (excluding fractional shares) to which such Seller is entitled pursuant to Section 3.1 (i.e., for instance, for Seller 6, the Escrow Share Value times 1,114 Escrow Shares). Other than with respect to the Excluded Obligations, the indemnification due by any Seller for Breaches or failures to perform any covenant or agreement contained in this Agreement which have to be, or are, claimed during the Regular Warranty Period ("Regular Indemnification Claims") shall be paid only by such Seller's Escrow Shares. For the sake of clarity, in the event that all Escrow Shares of such Seller are used for Regular Indemnification Claims, then Seller shall not have any additional liability for any Breach and any and all failures to perform any covenant or agreement contained in this Agreement, other than for Excluded Obligations. In the event that not all Escrow Shares of such Seller are used for Regular Indemnification Claims, such Seller's remaining maximum aggregate liability (other than with regard to Excluded Obligations) shall be limited to the following amount: Escrow Share Value times the number of such Seller's Escrow Shares not used for payment of Regular Indemnification Claims.

        (b)   Except for the Purchaser's indemnification obligations for a breach of a covenant set forth in Section 8.3 of this Agreement, under no circumstances shall the maximum aggregate amount of the Purchaser's liability for any and all Breaches and any and all failures to perform any covenant or agreement contained in this Agreement exceed the amount calculated as follows: Escrow Share Value times total number of Escrow Shares.

        (c)   No Seller shall have any right of contribution against the Company or the Purchaser with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

        (d)   The "Escrow Share Value" shall be equal to the average of the last reported sale prices per share of the Purchaser common stock on the NASDAQ National Market over the five consecutive trading days ending two trading days before the Closing Date (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Purchaser common stock since the beginning of such five-day period); provided that in the event that no trades shall have occurred during such five consecutive trading days, the "Escrow Share Value" shall be the average of the reported sale prices during the immediately preceding five consecutive trading days; and provided, further, that in the event that no trades shall have occurred during such second five consecutive trading days, the "Escrow Share Value" shall be the average of the "bid" and "ask" prices during the ten consecutive trading days ending two trading days before the Closing Date.

ART. 8—COVENANTS

8.1   Employment Agreement/Non-Competition

        At the Closing Date, the Sellers and other key employees of the Company designated by the Purchaser and set forth on Exhibit 4.4(e)(1) and the Purchaser shall enter into employment agreements, including non-compete and non-disclosure agreements, substantially in the form as set forth in Exhibit 4.4(e)(2) hereto.

8.2   Resale Restrictions

        Each Seller hereby agrees that he or she shall not offer, sell, pledge or otherwise transfer any Purchaser Shares (nor shall such Seller otherwise hedge its exposure with respect to such Purchaser Shares) except (a)(1) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (2) if the Purchaser Shares have been registered under the Securities Act or (3) if the Purchaser has been furnished with an opinion of legal counsel, reasonably satisfactory to the Purchaser, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act, and (b) in each case in accordance with all applicable securities laws of the United States.

8.3   Partial Liquidation ("Indirekte Teilliquidation")

        Within a period of five years from the Closing Date, the Purchaser guarantees:

          (a)   not to lend any funds from the Company in order to directly or indirectly finance the Purchase Price;

          (b)   not to pledge assets of the Company in order to directly or indirectly secure the Purchase Price financing;

          (c)   not to pledge the Shares in order to directly or indirectly secure the Purchase Price financing;

          (d)   not to liquidate the Company;

          (e)   not to merge the Company with any entity of the Purchaser's group;

          (f)    not to distribute open or silent reserves of the Company as per Closing Date as a dividend; and

          (g)   nor take any other measures causing the Swiss tax authorities to re-qualify the sale of the Shares as a partial liquidation, as this term is understood by the relevant Swiss tax authorities and courts today and as this term will be interpreted by them for the time relevant in this clause.

        Should the Purchaser, based on any of the aforementioned acts, cause the Swiss tax authorities to levy Swiss income taxes upon any of the Sellers based on the concept of partial liquidation, then Purchaser shall fully indemnify such Seller for these taxes, including related consultancy fees and proceedings costs as well as possible tax consequences arising from the indemnity itself.

        For the avoidance of doubt, the obligations under this Section shall also bind a possible assignee of the Purchaser.

ART. 9—MISCELLANEOUS

9.1   Cost and Expenses

        Each party shall bear its own costs and expenses, which may arise in connection with the transaction contemplated in this Agreement.

9.2   Announcements

        The Sellers and the Purchaser shall consult before issuing press releases or otherwise making any public statements or any statements to the Company's customers with respect to this Agreement and shall not issue any such press release without the prior written approval of the other party, provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by any governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party).

9.3   Entire Agreement

        This Agreement, including the Exhibits, embodies the entire agreement between the Sellers and the Purchaser with respect to the transaction described in this Agreement.

9.4   Superseding Agreement

        This Agreement including the Exhibits supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the transaction described in this Agreement.

9.5   Assignment

        Except for the Purchaser, who may freely and without obtaining the consent of any of the Sellers, assign any or all of its rights and obligations under this Agreement to any of its Affiliates, any assignment of rights and transfer of obligations under this Agreement requires the prior written consent of the other Parties.

9.6   Notices

        Except if expressly otherwise provided for in this Agreement, all notices, requests, demands and other communications made in the connection with this Agreement shall be in writing and shall be either personally delivered to the persons identified below, or by registered mail, facsimile, addressed as follows:

          (a)    If to the Sellers:

          To the respective address as set forth on the first page of this Agreement.

          (b)    If to the Purchaser:

    Intrado Inc.
    Attn: Chief Financial Officer and General Counsel
    1601 Dry Creek Drive
    Longmont, CO 80503, U.S.A.
    Fax: (720) 864-7001

ART. 10—GOVERNING LAW/VENUE

        This Agreement shall be governed and construed in accordance with substantive Swiss law, to the exclusion of the United Nations Convention on Contracts for the International Sale of Goods.

        Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of Commerce, in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in English.

The Purchaser:
Intrado Inc.
By:

Place/Date		Name:

Title:

The Company:
bmd wireless AG, Zug
By:

Place/Date		Name:

Title:

The Sellers:
Place/Date	Brian Rüeger
Place/Date	Christopher Tiensch
Place/Date	Marc Woog
Place/Date	Bas Bastiaans
Place/Date	Michael Kussmaul
Place/Date	Thomas Knüsel

Place/Date	Primo Amrein
Place/Date	Simon Barnes
Place/Date	Phil Doyle
Place/Date	Tobias Schlatter
Place/Date	Martin Wiederkehr
Place/Date	Dania Rüeger-Möri

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Share Purchase Agreement
ART. 8—COVENANTS